Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors of Marlin Midstream GP, LLC
and
The Unitholders of Marlin Midstream Partners, LP
and
The General Partner of Marlin Midstream Partners, LP:
We consent to the incorporation by reference in the registration statement (No. 333-190300) on Form S-8 of Marlin Midstream Partners, LP of our report dated February 27, 2014, with respect to the consolidated and combined balance sheets of Marlin Midstream Partners, LP and subsidiaries (the Partnership) as of December 31, 2013 and 2012, and the related consolidated and combined statements of operations and comprehensive income (loss), partners’ capital and member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 Annual Report on Form 10-K/A Amendment No. 2 of Marlin Midstream Partners, LP.

/s/ KPMG LLP
Houston, Texas
March 27, 2014